Exhibit 99.1

RELEASE 8:00 AM – June 24, 2015

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY SAVINGS BANK DISCLOSES ITS 2015 DODD-FRANK ACT SEVERELY ADVERSE SCENARIO STRESS TEST RESULTS

Paramus, New Jersey, June 24, 2015 - Hudson City Bancorp, Inc. (the “Company”) (NASDAQ: HCBK), the holding company for Hudson City Savings Bank (the “Bank”), announced today that it has released the 2015 capital stress test results for the Bank as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“DFA”). The results can be obtained on the Company’s web site http://www.hcsbonline.com. The results, per regulatory guidance, are for the Bank only.

The DFA requires national banks and federal savings associations with total consolidated assets of more than $10 billion, such as the Bank, to conduct annual stress tests. Accordingly, the Bank conducted a DFA company-run stress test (“DFAST”) under three hypothetical supervisory scenarios (baseline, adverse and severely adverse) and guidance provided by the Office of the Comptroller of the Currency (“OCC”) and the Board of Governors of the Federal Reserve System (“Federal Reserve”). The DFA and regulatory guidance require the Bank to publicly disclose the results of the DFAST under the supervisory severely adverse scenario.

Results are based on a forward-looking stress test using the hypothetical severely adverse macroeconomic factors provided by the regulatory agencies and do not represent any economic forecast prepared by the Bank. The stress test is performed using data as of September 30, 2014 and covers the nine-quarter period ending December 31, 2016. Stress test results include the Bank’s estimates of credit losses, pre-provision net revenue, provision for loan losses, net income and capital ratios under this hypothetical scenario.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

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